Exhibit 99.1

News Release

Media Contacts:	David Caouette	Investor Contacts:	Alex Kelly
	(908) 423-3461		(908) 423-5185

	Steven Campanini		Joe Romanelli
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Merck Announces Fourth Quarter and Full Year 2010 Financial Results

•	Company Reports Double-Digit Non-GAAP EPS Growth in the Fourth Quarter

•	Fourth Quarter Non-GAAP EPS of $0.88, Excluding Certain Items; GAAP EPS of $(0.17); Full Year 2010 Non-GAAP EPS of $3.42, Excluding Certain Items; GAAP EPS of $0.28

•	Continued Strong Global Growth from JANUVIA/JANUMET, SINGULAIR, ISENTRESS, REMICADE

•	Realized More than $2 Billion in Net Synergy Savings in 2010; On Track to Reach $3.5 Billion in Annual Savings by End of 2012

•	Company Withdraws Previous Long-Term Non-GAAP EPS Target; Full Year 2011 Non-GAAP EPS Target of $3.64 to $3.76, Excluding Certain Items; GAAP EPS Range of $2.05 to $2.33

WHITEHOUSE STATION, N.J., Feb. 3, 2011 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the fourth quarter and full year of 2010. The company reported non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the fourth quarter of $0.88, which excludes purchase accounting adjustments, restructuring costs and merger-related expenses. The purchase accounting adjustments include a $1.7 billion pre-tax charge related to its vorapaxar clinical research program. Fourth quarter GAAP EPS was $(0.17). Merck also announced full year 2010 non-GAAP EPS of $3.42, excluding certain items, and full year GAAP EPS of $0.28.

Worldwide sales for the fourth quarter of 2010 were $12.1 billion. GAAP net loss1 for the fourth quarter was $531 million. For the full year of 2010, worldwide sales were $46.0 billion and GAAP net income was $861 million.

A reconciliation of EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table that follows. The fourth quarter and full year 2009 results below include legacy Schering-Plough results only for the post-merger period, which began on Nov. 4, 2009.

[1]	Net loss attributable to Merck & Co., Inc.

	Fourth Quarter 2010	Fourth Quarter 2009	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
GAAP EPS	$(0.17)	$2.35	$0.28	$5.65
EPS difference[2]	1.05	(1.56)	3.14	(2.40)
Non-GAAP EPS that excludes certain items, listed below[3]	$0.88	$0.79	$3.42	$3.25

	Fourth Quarter 2010	Fourth Quarter 2009	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009
Purchase accounting adjustments[4]	$3,431	$2,286	$9,007	$2,286
Merger restructuring program	298	1,460	1,795	1,460
Costs related to other restructuring programs	56	36	191	521
Merger-related costs	160	288	396	544
Legal reserve	—	—	950	—
Gain on AstraZeneca’s asset option exercise	—	—	(443)	—
Gain associated with Merck/Schering-Plough partnership	—	(7,530)	—	(7,530)
Gain from sale of interest in Merial	—	(400)	—	(3,163)
Net decrease (increase) in income before taxes	3,945	(3,860)	11,896	(5,882)
Income tax (benefit) expense[5]	(658)	(458)	(2,042)	390
Decrease (increase) in net income	$3,287	$(4,318)	$9,854	$(5,492)
EPS difference[2]	$1.05	$(1.56)	$3.14	$(2.40)

[2]

Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted average shares.

[3]

Merck is providing certain 2010 and 2009 non-GAAP information in the charts on this page and in the charts on pages 5 and 6 related to expenses that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For a description of the items, see Tables 2a and 2b, including the related footnotes, attached to this release.

[4]

Amounts for the fourth quarter and full year of 2010 reflect $2.2 billion and $2.4 billion, respectively, of in-process research and development impairment charges, including a charge of $1.7 billion to write-down the intangible asset related to vorapaxar recorded in conjunction with the merger. The remaining amounts in 2010 and the amounts in 2009 represent expenses for the amortization of intangible assets and amortization of purchase accounting adjustments to inventories recognized as a result of the merger.

[5]

Includes an estimated income tax (benefit) expense on the reconciling items. In addition, amounts for the full year of 2010 include a $391 million tax benefit from changes in a foreign entity’s tax rate, which resulted in a reduction in deferred tax liabilities on product intangibles recorded in conjunction with the merger, as well as a $147 million tax charge related to U.S. health care reform legislation.

“Merck today reported a high quality fourth quarter characterized by strong revenue performance, significant cost reductions and double-digit earnings growth,” said Kenneth C. Frazier, president and chief executive officer. “These results clearly demonstrate the benefits of the post-merger Merck with our broader product portfolio, robust late-stage pipeline and expanded global footprint.

“Looking ahead, our focus will be on delivering sustainable, profitable top-line growth,” Frazier added. “To do that, Merck will continue to innovate, make disciplined investments in our business and continue to drive out inefficiencies in our operations. Coming out of our first year as a combined company, Merck employees in markets all over the world are energized and excited about capitalizing on the many new opportunities we have to bring value to patients, customers and shareholders.”

Select Business Highlights

•	Merck is currently launching more than 10 medicines in key markets around the world.

•	The company continues to make progress in its pipeline, including:

•

Boceprevir, an investigational oral hepatitis C virus (HCV) protease inhibitor, was granted Priority Review status by the U.S. Food and Drug Administration (FDA) and accelerated assessment status by the European Union.

•	The FDA accepted a new drug application for an investigational extended-release formulation of JANUMET (sitagliptin/metformin HCI).

•

In the Phase III DEFINE study with Merck’s investigational CETP inhibitor, anacetrapib, patients with coronary heart disease or CHD risk equivalents showed no significant differences from placebo in the primary safety measures studied. In addition, at 24 weeks, anacetrapib decreased LDL-C (bad cholesterol) by 40 percent and increased HDL-C (good cholesterol) by 138 percent in patients already treated with a statin and at guideline-recommended LDL-C goal.

•	Top-line results for Phase III SUCCEED trial of ridaforolimus showed it met the primary endpoint in patients with metastatic soft-tissue or bone sarcomas.

•

Also in the quarter, the company announced the results of the SHARP trial, which showed that VYTORIN (ezetimibe/simvastatin) significantly reduced major vascular events in patients with chronic kidney disease. The SHARP study is the first and only prospective clinical study in patients with chronic kidney disease to show that an LDL cholesterol-lowering medicine reduced major vascular and atherosclerotic events.

•	Merck continued its commitment to develop biosimilars through an alliance with Parexel International Corporation.

•	The company acquired SmartCells, Inc., a privately held company developing a glucose responsive insulin formulation potentially for the treatment of type 1 and type 2 diabetes.

•	The company completed a $2 billion public offering of senior notes. Proceeds will be used for general corporate purposes.

Fourth Quarter and Full Year Sales Results

The following supplemental combined 2009 non-GAAP sales are adjusted to reflect a full quarter and a full year of legacy Merck and legacy Schering-Plough combined results. See Explanatory Note on page 12 of this release for further information.

	GAAP 4Q10	GAAP 4Q09	Adj. 4Q09	Supp. Comb. Non- GAAP 4Q09	GAAP FY10	GAAP FY09	Adj. FY09	Supp. Comb. Non- GAAP FY09
Total Sales	$12,094	$10,093	$2,123	$12,216	$45,987	$27,428	$18,537	$45,964
Human Health[6]	10,581	9,072	1,733	10,805	39,811	25,236	14,862	40,098
Animal Health	815	494	265	759	2,941	494	2,222	2,716
Consumer Care[6]	251	149	83	232	1,342	149	1,131	1,281
Other Revenues[7]	447	379	41	420	1,893	1,548	322	1,870

[6]	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the U.S. and Canada. Consumer Care includes U.S. and Canada consumer product sales.
[7]

Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales. Revenue from AstraZeneca LP recorded by Merck was $302 million in the fourth quarter and $1.3 billion for the full year of 2010.

Fourth Quarter and Full Year Expense and Other Information

The fourth quarter and full year 2010 results below reflect the performance of the combined company. The increases in 2010 non-GAAP expenses are largely due to the inclusion of legacy Schering-Plough post-merger results.

The costs detailed below on a GAAP basis during the fourth quarter of 2010 totaled $12.7 billion and include $3.9 billion of purchase accounting adjustments, restructuring costs and merger-related costs.

On a full year 2010 GAAP basis, these costs totaled $43.6 billion and include $11.4 billion in purchase accounting adjustments, restructuring costs and merger-related costs. See below for 2009 comparable periods.

Fourth Quarter

		Included in expenses for the period
	GAAP	Purchase Accounting Adjustments[4]	Restructuring Costs	Merger- Related Costs	Non-GAAP[3]
2010
Materials and production	$4,440	$1,206	$105	$—	$3,129
Marketing and administrative	3,579	—	13	160	3,406
Research and development	4,517	2,225	115	—	2,177
Restructuring costs	121	—	121	—	—

2009
Materials and production	$4,901	$2,286	$19	$—	$2,596
Marketing and administrative	3,455	—	—	265	3,190
Research and development	1,971	—	(13)	—	1,984
Restructuring costs	1,490	—	1,490	—	—

Full Year

		Included in expenses for the period
	GAAP	Purchase Accounting Adjustments[4]	Restructuring Costs	Merger- Related Costs	Non-GAAP[3]
2010
Materials and production	$18,396	$6,566	$430	$—	$11,400
Marketing and administrative	13,245	—	143	379	12,723
Research and development	10,991	2,441	428	—	8,122
Restructuring costs	985	—	985	—	—

2009
Materials and production	$9,019	$2,286	$115	$—	$6,618
Marketing and administrative	8,543	—	—	371	8,172
Research and development	5,845	—	232	—	5,613
Restructuring costs	1,634	—	1,634	—	—

The gross margin was 63.3 percent for the fourth quarter and 60.0 percent for the full year of 2010, reflecting 10.8 and 15.2 percentage point unfavorable impacts, respectively, from the purchase accounting adjustments and restructuring costs noted above.

Equity income from affiliates was $171 million in the fourth quarter and $587 million for the full year of 2010. Equity income from affiliates primarily includes the AstraZeneca LP, Johnson & Johnson Merck Consumer Pharmaceuticals Company and Sanofi Pasteur MSD partnerships, and no longer reflects any contribution from the Merck/Schering-Plough partnership or from Merial Limited (Merial).

Other (income) expense, net was $309 million of expense in the fourth quarter of 2010 which includes $120 million of exchange losses due to the Venezuelan currency devaluation. Other (income) expense, net was $1.3 billion of expense for the full year of 2010, which reflects a previously disclosed $950 million legal reserve, $200 million of exchange losses due to Venezuelan currency devaluations and $443 million of income recognized upon AstraZeneca’s asset option exercise in the second quarter. Other (income) expense, net for the fourth quarter of 2009 was $7.8 billion of income primarily reflecting a $7.5 billion gain associated with obtaining a controlling interest in the Merck/Schering-Plough partnership. Other (income) expense, net for the full year of 2009 was $10.7 billion of income which included the $7.5 billion gain associated with obtaining a controlling interest in the Merck/Schering-Plough partnership, and a $3.2 billion gain from the sale of Merck’s interest in Merial.

The GAAP effective tax rate of 28.7 percent for the fourth quarter of 2010 reflects the impact of purchase accounting adjustments, restructuring costs and merger-related costs. The non-GAAP effective tax rate, which excludes these items, was 14.1 percent for the quarter. Both the GAAP and non-GAAP effective tax rates reflect a benefit of approximately $80 million as a result of the fourth quarter 2010 enactment of the tax extenders legislation, including the R&D tax credit.

Financial Targets

The company expects full year 2011 revenue to grow in the low to mid-single digit percent range from the base of $46.0 billion in the full year 2010.

In 2011, Merck is targeting full year non-GAAP EPS in the range of $3.64 to $3.76, excluding certain items, and a 2011 GAAP EPS range of $2.05 to $2.33. The 2011 non-GAAP EPS range excludes purchase accounting adjustments, restructuring and merger-related costs.

EPS and other financial targets for 2011 assume that Merck will retain full rights to REMICADE and SIMPONI in the applicable markets. The 2011 targets also assume that the results from the animal health business will continue to be reported in net sales and operating expenses for the entire year, and these targets will be adjusted upon formation of the joint venture.

A reconciliation of anticipated 2011 EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table below.

Non-GAAP research and development expense, which excludes joint ventures, is anticipated to be approximately $8.1 billion to $8.5 billion for the full year of 2011. This target excludes restructuring costs and in-process R&D impairment charges.

Merck estimates that its consolidated non-GAAP 2011 tax rate will be approximately 20 percent to 22 percent.

Given industry pressures such as greater E.U. austerity measures and the additional impact of U.S. health care reform, as well as developments in its vorapaxar clinical program, the company has withdrawn its previous long-term target of high single-digit non-GAAP EPS compound annual growth rate from 2009 to 2013.

Full Year 2011
GAAP EPS	$2.05 to $2.33
EPS difference[2]	$1.59 to $1.43
Non-GAAP EPS that excludes certain items, listed below	$3.64 to $3.76

Full Year 2011
Purchase accounting adjustments	$4,800 to $4,500
Costs related to restructuring programs	900 to 700
Merger-related costs	200 to 100
Net decrease (increase) in income before taxes	5,900 to 5,300
Income tax (benefit) expense[8] on above items	(980) to (860)
Decrease (increase) in net income	$4,920 to $4,440
EPS difference[2]	$1.59 to $1.43

Product Performance – Human Health

Bone, Respiratory, Immunology and Dermatology

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were $1.3 billion for the fourth quarter of 2010, an increase of 7 percent compared with the fourth quarter of 2009. Full year worldwide sales for SINGULAIR were $5.0 billion, a 7 percent increase compared with the prior year.

Global sales of NASONEX (mometasone furoate monohydrate) nasal spray, an inhaled nasal corticosteroid for the treatment of nasal allergy symptoms, were $303 million for the fourth quarter and $1.2 billion for the full year of 2010.

Sales of REMICADE (infliximab) were $710 million for the fourth quarter and $2.7 billion for the full year of 2010. REMICADE is a treatment for inflammatory diseases. Sales of SIMPONI (golimumab) were $42 million for the fourth quarter and $97 million for the full year of 2010. SIMPONI, a once-monthly, subcutaneous treatment for certain inflammatory diseases, has been launched in 18 countries and launches in other international markets are planned. A subsidiary of Merck has exclusive marketing rights for REMICADE and SIMPONI outside the United States except in China, Japan, Indonesia, Taiwan and Hong Kong. The subsidiary’s rights to market REMICADE and SIMPONI are the subject of an ongoing arbitration process with Centocor, which has been previously disclosed.

[8]	Represents an estimated income tax (benefit) expense on the reconciling items.

Cardiovascular

Global sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), the company’s cholesterol-lowering medicines, were $629 million and $562 million, respectively, for the fourth quarter of 2010. Annual worldwide sales of ZETIA for 2010 were $2.3 billion and $2.0 billion for VYTORIN.

Diabetes and Obesity

JANUVIA (sitagliptin), Merck’s DPP-4 inhibitor for the treatment of type 2 diabetes, recorded worldwide sales of $675 million during the fourth quarter of 2010, representing a 21 percent increase compared with the same quarter in 2009. JANUMET (sitagliptin/metformin hydrochloride), a single tablet that targets all three key defects of type 2 diabetes, achieved worldwide sales of $288 million during the quarter, an increase of 42 percent compared with the fourth quarter 2009. The JANUVIA/JANUMET combined franchise had sales of $962 million during the fourth quarter of 2010, an increase of 27 percent compared to the same quarter in 2009. JANUVIA reached $2.4 billion in worldwide sales in 2010, while JANUMET achieved $954 million in global sales for the year. The combined JANUVIA/JANUMET franchise had sales of $3.3 billion for the full year of 2010, an increase of 29 percent.

Infectious Disease

ISENTRESS (raltegravir), an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, reported worldwide sales of $313 million for the fourth quarter of 2010, an increase of 34 percent compared with the fourth quarter of 2009. Global sales of ISENTRESS for the full year of 2010 were $1.1 billion, a 45 percent increase compared with the prior year.

Worldwide sales of PEGINTRON (peginterferon alfa-2b) for chronic hepatitis C were $198 million for the fourth quarter and $737 million for the full year of 2010.

Diversified Brands

Merck’s diversified brands are human health pharmaceutical products that are approaching the expiration of their marketing exclusivity or are no longer protected by patents in developed markets, but continue to be a core part of the company’s offering in other markets around the world.

Global sales of Merck’s antihypertensive medicines, COZAAR (losartan potassium) and HYZAAR9 (losartan potassium and hydrochlorothiazide), were $415 million for the fourth quarter of 2010, representing a 57 percent decrease compared with the fourth quarter of 2009. Full year worldwide sales for COZAAR/HYZAAR were $2.1 billion, a 41 percent decrease compared to the full year of 2009. The company continues to experience a significant decline in COZAAR/HYZAAR sales since these medicines have lost marketing exclusivity in the United States and in major European markets.

Neuroscience and Ophthalmology

Global sales of MAXALT (rizatriptan benzoate), Merck’s tablet for the acute treatment of migraine, were $149 million for the fourth quarter of 2010, a 5 percent decrease from the same quarter last year. MAXALT reported global sales of $550 million for the full year of 2010, a 4 percent decrease from the full year 2009.

Sales of BRIDION (sugammadex), for the reversal of certain muscle relaxants during surgery, were $40 million in the fourth quarter of 2010 and $103 million for the full year of 2010. BRIDION is currently launching in more than 30 countries outside of the United States.

Oncology

Sales of TEMODAR (temozolomide), a treatment for certain types of brain tumors, were $266 million for the fourth quarter and $1.1 billion for the full year of 2010.

Global sales of EMEND (aprepitant), a treatment for chemotherapy-induced nausea and vomiting, were $110 million for the fourth quarter, an increase of 23 percent compared with the same quarter of 2009, and $378 million for full year 2010, an increase of 19 percent compared with the same period last year.

Sales of CAELYX (pegylated liposomal doxorubicin hydrochloride) for the treatment of ovarian cancer, metastatic breast cancer and Kaposi’s sarcoma, were $75 million for the fourth quarter and $284 million for the full year of 2010. As previously disclosed, marketing rights for CAELYX returned to Johnson & Johnson on Dec. 31, 2010.

Vaccines10

Total sales as recorded by Merck of its cervical cancer vaccine, GARDASIL (human papillomavirus (HPV) quadrivalent (types 6, 11, 16, 18) vaccine, recombinant), were $221 million for the fourth quarter of 2010, a 20 percent decrease from the same quarter in 2009. The decrease is primarily a result of a government purchase for the CDC Strategic National Stockpile in the fourth quarter 2009. Worldwide sales of GARDASIL for the year were $988 million, a 12 percent decrease compared with the prior year.

[9]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.
[10]	Vaccines in most major European markets are sold through the company’s joint venture, Sanofi Pasteur MSD, and the results from the company’s interest in the joint venture are recorded in equity income from affiliates.

Worldwide sales of Merck’s other viral vaccines, which include VARIVAX (varicella virus vaccine live), M-M-R II (measles, mumps and rubella virus vaccine live) and PROQUAD (measles, mumps, rubella and varicella virus vaccine live), as recorded by Merck, were $285 million for the fourth quarter of 2010, a decrease of 14 percent compared with the same period a year earlier. The decrease is primarily a result of a 2009 government purchase of VARIVAX for the CDC Strategic National Stockpile. Sales of other viral vaccines for the year were $1.4 billion, an increase of 1 percent over full year 2009.

ZOSTAVAX (zoster vaccine live), the company’s vaccine to help prevent shingles (herpes zoster), recorded sales of $107 million for the fourth quarter of 2010 compared with $76 million for the fourth quarter of 2009. Sales for the full year of 2010 were $243 million compared with $277 million for 2009. Sales this quarter were driven by significant backorder fulfillment. Product backorders are expected to continue through at least the first quarter of 2011 and the company anticipates sales in future quarters will be affected by availability of supply.

Women’s Health and Endocrine

Global sales of NUVARING (etonogestrel/ethinyl estradiol) vaginal ring, a contraceptive product, were $145 million for the fourth quarter and $559 million for the full year of 2010.

Sales of FOLLISTIM AQ (follitropin beta injection), a fertility treatment, were $138 million for the fourth quarter and $528 million for the full year of 2010.

Product Performance — Animal Health

Animal Health sales totaled $815 million for the fourth quarter and $2.9 billion for the full year of 2010, reflecting continued solid performance among ruminant and swine products. Animal Health includes pharmaceutical and vaccine products for the prevention, treatment and control of disease in all major farm and companion animal species. Merck and sanofi-aventis continue the process of forming the proposed Animal Health joint venture and expect to close the transaction in the first half of 2011.

Product Performance — Consumer Care

Consumer Care sales were $251 million for the fourth quarter and $1.3 billion for the full year of 2010, which reflect continued strong performance of a number of key brands including DR. SCHOLL’s and COPPERTONE. Consumer Care includes footcare and suncare consumer products, and a variety of over-the-counter medicines.

Total Employees

As of Dec. 31, 2010, Merck had approximately 94,000 employees worldwide.

Explanatory Note

Supplemental combined non-GAAP sales are provided on page 4 and in the attached schedules at the end of this news release to reflect the revenues of the company’s product sales on a comparable basis to periods prior to the merger. Merck has defined supplemental combined non-GAAP sales as GAAP sales adjusted to reflect a full quarter and full year of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in the applicable table. This supplemental information is provided to enhance investors’ understanding of the company’s products and overall business performance. This information should be considered in addition to, but not in lieu of, sales recorded in accordance with GAAP. Supplemental combined non-GAAP sales are available in Tables 3 and 3a as part of this news release, and additional information is included in the 8-K filing today.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s fourth quarter earnings conference call today at 8:00 a.m. EST by visiting Merck’s Web site, www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the call will be available starting at 11 a.m. EST on Feb. 3 through 11:59 p.m. EST on Feb. 11. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 30176534.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships that donate and deliver our products to the people who need them. For more information, visit www.merck.com.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2009 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

# # #

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	4Q10	4Q09	% Change	Full Year 2010	Full Year 2009	% Change
Sales	$12,094	$10,093	20%	$45,987	$27,428	68%

Costs, Expenses and Other
Materials and production (1)	4,440	4,901	-9%	18,396	9,019	*
Marketing and administrative (1)	3,579	3,455	4%	13,245	8,543	55%
Research and development (1)	4,517	1,971	*	10,991	5,845	88%
Restructuring costs (2)	121	1,490	-92%	985	1,634	-40%
Equity income from affiliates (3)	(171)	(374)	-54%	(587)	(2,235)	-74%
Other (income) expense, net (4)	309	(7,813)	*	1,304	(10,668)	*

(Loss) Income Before Taxes	(701)	6,463	*	1,653	15,290	-89%
Income Tax (Benefit) Provision	(201)	(60)		671	2,268
Net (Loss) Income	(500)	6,523	*	982	13,022	-92%
Less: Net Income Attributable to Noncontrolling Interests	31	29		121	123
Net (Loss) Income Attributable to Merck & Co., Inc.	$(531)	$6,494	*	$861	$12,899	-93%
(Loss) Earnings per Common Share Assuming Dilution (5)	$(0.17)	$2.35	*	$0.28	$5.65	-95%

Average Shares Outstanding Assuming Dilution (6)	3,081	2,753		3,120	2,273
Tax Rate (7)	28.7%	-0.9%		40.6%	14.8%

*≥ 100%

(1)	Amounts include the impact of purchase accounting adjustments, restructuring costs and merger-related costs. See accompanying tables for details.
(2)	Represents separation and other related costs associated with restructuring activities.
(3)	In 2010, equity income from affiliates no longer reflects any contribution from the Merck/Schering-Plough partnership, which is now wholly-owned by the company as a result of the merger, or from Merial Limited due to the divesture of Merck’s interest in September 2009.
(4)	Other (income) expense, net in the fourth quarter and full year of 2010 includes $120 million and $200 million, respectively, of exchange losses due to Venezuelan currency devaluations. Other (income) expense, net for the full year of 2010 also includes a $950 million legal reserve and a $443 million gain recognized upon AstraZeneca’s exercise of the asset option. Other (income) expense, net in the fourth quarter of 2009 includes a $7.5 billion gain related to the Merck/Schering-Plough partnership recognized in connection with the merger. In addition, other (income) expense, net for the full year of 2009 includes a $3.2 billion gain on the divestiture of Merck’s interest in Merial Limited. Other (income) expense, net includes merger-related costs of $17 million for the full year of 2010 and $23 million and $173 million for the fourth quarter and full year of 2009, respectively.
(5)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders (losses are not allocated). Net income attributable to Merck & Co., Inc. common shareholders used to calculate earnings per common share assuming dilution was $6,463 million for the fourth quarter of 2009 and was $859 million and $12,853 million for the full year of 2010 and 2009, respectively.
(6)	Because the company recorded a loss in the fourth quarter of 2010, no potential dilutive common shares were used in the computation of loss per share assuming dilution as the effect would have been anti-dilutive.
(7)	The GAAP effective tax rates for the fourth quarter and full year of 2010 were 28.7% and 40.6%, respectively. Excluding the impact of the non-GAAP items detailed in the accompanying tables, the effective tax rates were 14.1% and 20.0% for the fourth quarter and full year of 2010, respectively. The fourth quarter and full year of 2010 GAAP and non-GAAP effective tax rates reflect a benefit of approximately $80 million as a result of the fourth quarter 2010 enactment of the tax extenders legislation, including the R&D tax credit.

The GAAP effective tax rates for the fourth quarter and full year of 2009 were (0.9)% and 14.8%, respectively. Excluding the impact of the non-GAAP items detailed in the accompanying tables, the effective tax rates were 15.3% and 20.0% for the fourth quarter and full year of 2009, respectively. The fourth quarter and full year of 2009 GAAP and non-GAAP effective tax rates were impacted by the favorable effect of tax settlements.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FOURTH QUARTER 2010

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Purchase Accounting (1)	Restructuring Costs (2)	Merger-Related Costs (3)	Adjustment Subtotal		Non-GAAP

Sales	$12,094				$—		$12,094

Materials and production	4,440	1,206	105		1,311		3,129

Marketing and administrative	3,579		13	160	173		3,406

Research and development	4,517	2,225	115		2,340		2,177

Restructuring costs	121		121		121		—

Equity income from affiliates	(171)				—		(171)

Other (income) expense, net	309				—		309

(Loss) Income Before Taxes	(701)	(3,431)	(354)	(160)	(3,945)		3,244

Income Tax (Benefit) Provision	(201)				(658	) (4)	457

Net (Loss) Income	(500)				(3,287)		2,787

Less: Net Income Attributable to Noncontrolling Interests	31				—		31

Net (Loss) Income Attributable to Merck & Co., Inc.	$(531)				$(3,287)		$2,756

(Loss) Earnings per Common Share Assuming Dilution	$(0.17)						$0.88 (5)

Average Shares Outstanding Assuming Dilution	3,081						3,106

Tax Rate	28.7%						14.1%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Amounts included in materials and production costs reflect expenses for the amortization of intangible assets and the amortization of purchase accounting adjustments to inventories recognized as a result of the merger. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges, including a $1.7 billion charge to write-down the intangible asset related to vorapaxar.
(2)	Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested.
(3)	Merger-related costs include transaction and integration costs associated with the merger.
(4)	Represents the estimated tax impact on the reconciling items.
(5)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $2,746 million for the fourth quarter of 2010.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FULL YEAR 2010

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Purchase Accounting (1)	Restructuring Costs (2)	Merger-Related Costs (3)	Certain Other Items (4)	Adjustment Subtotal		Non-GAAP

Sales	$45,987					$—		$45,987

Materials and production	18,396	6,566	430			6,996		11,400

Marketing and administrative	13,245		143	379		522		12,723

Research and development	10,991	2,441	428			2,869		8,122

Restructuring costs	985		985			985		—

Equity income from affiliates	(587)					—		(587)

Other (income) expense, net	1,304			17	507	524		780

Income Before Taxes	1,653	(9,007)	(1,986)	(396)	(507)	(11,896)		13,549

Taxes on Income	671					(2,042	) (5)	2,713

Net Income	982					(9,854)		10,836

Less: Net Income Attributable to Noncontrolling Interests	121					—		121

Net Income Attributable to Merck & Co., Inc.	$861					$(9,854)		$10,715

Earnings per Common Share Assuming Dilution	$0.28							$3.42 (6)

Average Shares Outstanding Assuming Dilution	3,120							3,120

Tax Rate	40.6%							20.0%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Amounts included in materials and production costs reflect expenses for the amortization of intangible assets and the amortization of purchase accounting adjustments to inventories recognized as a result of the merger. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges, including a $1.7 billion charge to write-down the intangible asset related to vorapaxar.
(2)	Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested.
(3)	Merger-related costs include transaction and integration costs associated with the merger.
(4)	Included in other (income) expense, net is a $950 million legal reserve and a $443 million gain recognized upon AstraZeneca’s exercise of the asset option.
(5)	Includes a $391 million tax benefit from changes in a foreign entity’s tax rate, a charge of $147 million associated with a change in tax law enacted as part of U.S. health care reform legislation, as well as the estimated tax impact on the other reconciling items.
(6)	The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $10,673 million for the full year of 2010.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

FOURTH QUARTER 2010

(AMOUNTS IN MILLIONS)

Table 3

The following Table reflects Supplemental Combined Non-GAAP sales for the prior year which were adjusted to reflect a full quarter of Merck and Schering-Plough combined results as if the merger closed as of January 1, 2009.

	GAAP 4Q10	GAAP 4Q09	Adjustment 4Q09	Supp. Comb. Non-GAAP 4Q09	% Change (4Q10 GAAP vs Supp. Comb. Non-GAAP 4Q09)

TOTAL SALES (1)	$12,094	$10,093	$2,123	$12,216	-1

HUMAN HEALTH (2)	10,581	9,072	1,733	10,805	-2

Bone, Resp., Imm., & Dermatology
Singulair	1,349	1,260		1,260	7
Remicade	710	431	205	635	12
Nasonex	303	165	121	286	6
Fosamax	234	285		285	-18
Clarinex	146	101	55	155	-6
Arcoxia	115	98		98	17
Proventil	55	26	30	56	-2
Asmanex	53	37	21	58	-8

Cardiovascular
Zetia	629	399	215	614	2
Vytorin	562	384	194	577	-3
Integrilin	63	46	26	72	-12

Diabetes & Obesity
Januvia	675	558		558	21
Janumet	288	202		202	42

Infectious Disease
Isentress	313	234		234	34
PegIntron	198	149	67	216	-8
Cancidas	174	175		175	—
Primaxin	158	196		196	-19
Invanz	113	88		88	29
Avelox	92	66	52	118	-22
Rebetol	54	36	21	57	-4
Crixivan / Stocrin	58	52		52	11

Diversified Brands
Cozaar / Hyzaar	415	955		955	-57
Zocor	121	139		139	-13
Propecia	124	123		123	1
Claritin Rx	122	71	38	109	11
Vasotec / Vaseretic	64	85		85	-25
Remeron	62	38	21	60	5
Proscar	44	72		72	-39

Neurosciences & Ophthalmology
Maxalt	149	156		156	-5
Cosopt / Trusopt	131	134		134	-2
Subutex / Suboxone	1	36	20	56	-98

Oncology
Temodar	266	188	103	292	-9
Emend	110	89		89	23
Caelyx	75	47	24	70	7
Intron A	54	38	16	54	-1

Vaccines
ProQuad, M-M-R II and Varivax	285	333		333	-14
Gardasil	221	277		277	-20
RotaTeq	169	135		135	25
Pneumovax	156	128		128	22
Zostavax	107	76		76	41

Women’s Health & Endocrine
NuvaRing	145	88	47	135	7
Follistim AQ	138	96	53	149	-7
Implanon	71	37	16	53	34
Cerazette	49	35	18	53	-8

Other Human Health (3)	1,160	708	372	1,079	8

ANIMAL HEALTH	815	494	265	759	7

CONSUMER CARE (2)	251	149	83	232	8
Claritin OTC	67	39	25	63	6

Other Revenues (4)	447	379	41	420	6
Astra	302	332		332	-9

(1)	Only select products are shown.
(2)	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the US and Canada. Consumer Care includes US and Canada consumer product sales.
(3)	Includes Human Health products not individually shown above. Other Vaccines sales included in Other Human Health were $75 million and $50 million for fourth quarter 2010 and 2009, respectively.
(4)	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.

Note: The company is providing Supplemental Combined Non-GAAP sales to reflect the revenues of the company’s product sales on a comparable basis to periods prior to the merger. Merck has defined Supplemental Combined Non-GAAP sales as GAAP sales adjusted to reflect a full quarter of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in this table. This supplemental information is provided to enhance investors’ understanding of the company’s sales performance. This information should be considered in addition to, but not in lieu of, sales reported in accordance with GAAP.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

FULL YEAR 2010

(AMOUNTS IN MILLIONS)

Table 3a

The following Table reflects Supplemental Combined Non-GAAP sales for the prior year which were adjusted to reflect the period of Merck and Schering-Plough combined results as if the merger closed as of January 1, 2009.

	GAAP Full Year 10	GAAP Full Year 09	Adjustment Full Year 09	Supp. Comb. Non-GAAP Full Year 09	% Change (FY 10 GAAP vs Supp. Comb. Non-GAAP FY 09)

TOTAL SALES (1)	$45,987	$27,428	$18,537	$45,964	—

HUMAN HEALTH (2)	39,811	25,236	14,862	40,098	-1

Bone, Resp., Imm., & Dermatology
Singulair	4,987	4,660		4,660	7
Remicade	2,714	431	1,896	2,327	17
Nasonex	1,220	165	1,014	1,179	3
Fosamax	926	1,100		1,100	-16
Clarinex	659	101	619	719	-8
Arcoxia	398	358		358	11
Proventil	210	26	198	225	-7
Asmanex	208	37	177	214	-3

Cardiovascular
Zetia	2,297	403	1,841	2,244	2
Vytorin	2,014	441	1,671	2,112	-5
Integrilin	266	46	249	295	-10

Diabetes & Obesity
Januvia	2,385	1,922		1,922	24
Janumet	954	658		658	45

Infectious Disease
Isentress	1,090	752		752	45
PegIntron	737	149	696	844	-13
Cancidas	611	617		617	-1
Primaxin	610	689		689	-11
Invanz	362	293		293	24
Avelox	316	66	302	368	-14
Rebetol	221	36	218	254	-13
Crixivan / Stocrin	206	206		206	—

Diversified Brands
Cozaar / Hyzaar	2,104	3,561		3,561	-41
Zocor	468	558		558	-16
Propecia	447	440		440	1
Claritin Rx	420	71	362	433	-3
Vasotec / Vaseretic	255	311		311	-18
Remeron	223	38	195	234	-5
Proscar	216	291		291	-26

Neurosciences & Ophthalmology
Maxalt	550	575		575	-4
Cosopt / Trusopt	484	503		503	-4
Subutex / Suboxone	111	36	175	211	-47

Oncology
Temodar	1,065	188	885	1,073	-1
Emend	378	317		317	19
Caelyx	284	47	219	265	7
Intron A	209	38	192	231	-9

Vaccines
ProQuad, M-M-R II and Varivax	1,378	1,369		1,369	1
Gardasil	988	1,118		1,118	-12
RotaTeq	519	522		522	-1
Pneumovax	376	346		346	9
Zostavax	243	277		277	-12

Women’s Health & Endocrine
NuvaRing	559	88	422	511	9
Follistim AQ	528	96	450	546	-3
Implanon	236	37	142	179	32
Cerazette	209	35	153	187	11

Other Human Health (3)	4,170	1,218	2,787	4,005	4

ANIMAL HEALTH	2,941	494	2,222	2,716	8

CONSUMER CARE (2)	1,342	149	1,131	1,281	5
Claritin OTC	401	39	367	406	-1

Other Revenues (4)	1,893	1,548	322	1,870	1
Astra	1,252	1,414		1,414	-11

(1)	Only select products are shown.
(2)	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the US and Canada. Consumer Care includes US and Canada consumer product sales.
(3)	Includes Human Health products not individually shown above. Other Vaccines sales included in Other Human Health were $282 million and $188 million for the full year 2010 and 2009, respectively.
(4)	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.

Note: The company is providing Supplemental Combined Non-GAAP sales to reflect the revenues of the company’s product sales on a comparable basis to periods prior to the merger. Merck has defined Supplemental Combined Non-GAAP sales as GAAP sales adjusted to reflect the full year of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in this table. This supplemental information is provided to enhance investors’ understanding of the company’s sales performance. This information should be considered in addition to, but not in lieu of, sales reported in accordance with GAAP.